Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (Nos. 333-231347, 333-236971 and 333-254838) of Milestone Pharmaceuticals Inc. of our report dated March 29, 2023, relating to the consolidated financial statements, which appears in Milestone Pharmaceuticals Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/PricewaterhouseCoopers LLP
Montréal, Canada
March 29, 2023